Exhibit 99.1

ROUNDY’S, INC. ELECTS PATRICK CONDON TO BOARD

OF DIRECTORS

MILWAUKEE – May 17, 2012 – Roundy’s, Inc. (“Roundy’s” or the “Company”) (NYSE: RNDY), a leading grocer in the Midwest, today announced that Patrick J. Condon has been elected to its Board of Directors, thereby expanding the Board to seven members. Mr. Condon was also elected Chairman of the Audit Committee of the Board of Directors.

Recently retired as a partner and currently a consultant to Deloitte & Touche LLP, Mr. Condon has over 40 years of experience in the accounting and finance industry. Mr. Condon’s background includes audit and consulting engagements at large public and private companies, as well as leading established industry operating units and start-ups initiatives in areas such as financial instruments and corporate governance consulting.

“We are delighted that Pat has agreed to join our Board,” said Robert Mariano, Roundy’s chairman, president and chief executive officer. “He brings over 40 years of public accounting experience to our Board and his deep finance and corporate governance expertise will make him a valuable resource as we continue to grow our business.”

Mr. Condon is an independent director and member of the Audit and Corporate Governance Committees of the Cloud Peak Energy Inc. (NYSE: CLD) Board of Directors. Mr. Condon joined Deloitte & Touche LLP in 2002, where he provided audit and strategic financial consulting services to clients until his retirement in 2011. Mr. Condon also held a number of national and Midwest region leadership roles within Deloitte & Touche, including leading the Midwest Corporate Governance Services Practice. From 1970 to 2002, he worked for Arthur Andersen LLP, where he provided various consulting and attest services to clients. Mr. Condon earned a Bachelor of Science degree in Accounting from John Carroll University.

About Roundy’s

Roundy’s is a leading grocer in the Midwest with nearly $4.0 billion in sales and more than 18,000 employees. Founded in Milwaukee in 1872, Roundy’s operates 159 retail grocery stores and 98 pharmacies under the Pick ’n Save, Rainbow, Copps, Metro Market and Mariano’s Fresh Market retail banners in Wisconsin, Minnesota and Illinois.

Contact:

Katie Turner

ICR

katie.turner@icrinc.com

646-277-1228